UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 3, 2017

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 3, 2017, Pulmatrix, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors for the sale by the Company of 950,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, at a purchase price of $3.50 per share. The aggregate gross proceeds for the sale of the Shares will be approximately $3.3 million. The closing of the sale of the Shares under the Purchase Agreement is expected to occur on February 8, 2017.

The net proceeds to the Company from the transaction, after deducting the placement agent’s fees and paying estimated offering expenses, is expected to be approximately $3.0 million. The Company intends to use the net proceeds from the transaction to pay its monthly principal and interest payments for its outstanding term loan and to fund working capital and other general corporate purposes.

The Shares were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission on July 15, 2016, and subsequently declared effective on August 3, 2016 (File No. 333-212546), and a related prospectus.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is filed with this report only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Company engaged Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (“Wainwright”), as exclusive placement agent for the issuance and sale of the Shares. The Company has agreed to pay Wainwright an aggregate fee equal to 6.5% of the gross proceeds received by the Company from the sale of the Shares in the transaction. The Company will also pay Wainwright a reimbursement for non-accountable expense of up to $75,000.

The form of the Purchase Agreement is filed as Exhibits 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Purchase Agreement is subject to, and qualified in its entirety by, the Purchase Agreement, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On February 3, 2017, the Company issued a press release regarding the transaction described above under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by reference in such a filing. Furthermore, the furnishing of information under Item 7.01 of this Current Report on Form 8-K is not intended to constitute a determination by the Company that the information contained herein, including the exhibits hereto, is material or that the dissemination of such information is required by Regulation FD.

Item 8.01.	Other Events.

As previously reported, on December 20, 2016, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that the Company had a compliance period of 180 calendar days, or until June 19, 2017, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). The letter further provided that if, at any time during the 180-day period, the closing bid price of the Company’s common stock was at least $1.00 for a minimum of 10 consecutive business days, Nasdaq would provide the Company with written confirmation that it had achieved compliance with the minimum bid price requirement.

On February 3, 2017, the Company received a letter from Nasdaq notifying the Company that for the last 10 consecutive business days, from January 20, 2017 to February 2, 2017, the closing bid price of the Company’s common stock has been at $1.00 per share or greater and, therefore, the Company has regained compliance with Nasdaq Listing Rule 5450(a)(1) and this matter is now closed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

5.1	Legal Opinion of Haynes and Boone, LLP

10.1	Form of Securities Purchase Agreement

99.1	Press release, dated February 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: February 6, 2017	By:	/s/ William Duke, Jr.
William Duke, Jr.
Chief Financial Officer